As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-21679

Registration No. 333-42272

Registration No. 333-42270

Registration No. 333-73806

Registration No. 333-107464

Registration No. 333-138937

Registration No. 333-268552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-21679

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42272

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42270

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-73806

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107464

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-138937

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-268552

UNDER

THE SECURITIES ACT OF 1933

LIFE STORAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	16-1194043 (I.R.S. Employer Identification No.)

6467 Main Street

Williamsville, New York 14221

(716) 633-1850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1995 Award and Option Plan

1995 Outside Directors’ Stock Option Plan

1995 Award and Option Plan

1995 Outside Directors’ Stock Option Plan

Deferred Compensation Plan for Directors of Sovran Self Storage, Inc.

Sovran Self Storage, Inc. 1995 Award and Option Plan

1995 Outside Directors’ Stock Option Plan

Sovran Self Storage, Inc. 2005 Award and Option Plan

Life Storage, Inc. 2015 Award and Option Plan

Life Storage, Inc. 2020 Outside Director’s Stock Award Plan

Life Storage, Inc. Amended and Restated 2009 Outside Directors’ Stock Option and Award Plan

(Full titles of the plans)

Extra Space Storage, Inc.

Attn: Corporate Secretary

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, Utah 84121

(801) 365-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner

Kevin C. Reyes

Anthony A. Gostanian

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by Life Storage LLC (formerly Life Storage, Inc.) (the “Company”) deregisters all securities that remain unsold under the following registration statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-21679, registering 450,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company under the 1995 Award and Option Plan and the 1995 Outside Directors’ Stock Option Plan;

•	Registration Statement No. 333-42270, registering 20,000 shares of Common Stock of the Company under the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc.;

•	Registration Statement 333-42272, registering 550,000 shares of Common Stock of the Company under the 1995 Award and Option Plan and the 1995 Outside Directors’ Stock Option Plan;

•	Registration Statement No. 333-73806, registering 600,000 shares of Common Stock of the Company under the Sovran Self Storage, Inc. 1995 Award and Option Plan;

•	Registration Statement No. 333-107464, registering 50,000 shares of Common Stock of the Company under the 1995 Outside Directors’ Stock Option Plan;

•	Registration Statement No. 333-138937, registering 1,459,945 shares of Common Stock of the Company under the Sovran Self Storage, Inc. 2005 Award and Option Plan; and

•

Registration Statement No. 333-268552, registering 515,706 shares of Common Stock of the Company under the Life Storage, Inc. 2015 Award and Option Plan, the Life Storage, Inc. 2020 Outside Directors’ Stock Award Plan and the Life Storage, Inc. Amended and Restated 2009 Outside Directors’ Stock Option and Award Plan.

On April 2, 2023, the Company and Life Storage LP (“Life Storage OP” and, together with Life Storage, the “Life Storage Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Extra Space Storage Inc., a Maryland corporation (“Extra Space”), Extra Space Storage LP, a Delaware limited partnership (“Extra Space OP”), Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Extra Space (“Extra Space Merger Sub”), and Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Extra Space OP (“Extra Space OP Merger Sub”). The Merger Agreement provides for, subject to the terms and conditions thereof, the combination of the Company and Extra Space through a series of transactions including, among others, (i) a merger of Extra Space Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Extra Space (the “Company Merger”) and (ii) a merger of Extra Space OP Merger Sub with and into Life Storage OP, with Life Storage OP continuing as the surviving entity and a wholly owned indirect subsidiary of Extra Space OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). As a result of the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake, State of Utah, on July 20, 2023.

LIFE STORAGE LLC
(formerly Life Storage, Inc.)

By:	/s/ Gwyn G. McNeal
Name:	Gwyn G. McNeal
Title:	Manager

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.